
XL CAPITAL                                                                                       Exhibit 12.1
                                                                                                 ------------
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS
000s of U.S. Dollars

                                       Nine Months
                                          Ended           Yr End          Yr End          Yr End          Yr End          Yr End
                                         30-Sep           31-Dec          31-Dec          31-Dec          31-Dec          31-Dec
                                          2002             2001            2000            1999            1998            1997
                                     ---------------- --------------- --------------- --------------- --------------- -----------

Earnings:
  Pre-tax income from continuing
    operations                          213,662        (833,916)        376,734         390,252         636,670         776,550
  Fixed charges and pref divs.          140,793         126,219          69,427          53,609          36,898          33,250
  Distributed income of equity
    investees                            11,843           3,662           4,987           1,266          25,319          30,564
                                     ----------- --------------- --------------- --------------- --------------- ---------------
  Subtotal                              366,298        (704,035)        451,148         445,127         698,887         840,364
  Less: Minority interest                 6,528           2,113           1,093             220             749             308
  Preference share dividends              2,369               -               -               -               -               -
                                     ----------- --------------- --------------- --------------- --------------- ---------------

  Total Earnings                        357,401        (706,148)        450,055         444,907         698,138         840,056
                                     =========== =============== =============== =============== =============== ===============

Fixed Charges:
  Interest costs                         78,472          65,350          32,147          37,378          33,444          29,622
  Accretion of deposit liabilities       55,104          56,147          31,261          12,394               -               -
  Rental expense at 30% (1)               4,848           4,722           6,019           3,837           3,454           3,628
                                     ----------- --------------- --------------- --------------- --------------- ---------------
  Total Fixed charges                   138,424         126,219          69,427          53,609          36,898          33,250
                                     ----------- --------------- --------------- --------------- --------------- ---------------
  Preference share dividends -
    XL Capital                            2,369               -               -               -               -               -
                                     ----------- --------------- --------------- --------------- --------------- ---------------
  Total Prefered dividends                2,369               -               -               -               -               -
                                     ----------- --------------- --------------- --------------- --------------- ---------------

  Total fixed charges and preference
    dividends                           140,793         126,219          69,427          53,609          36,898          33,250
                                     =========== =============== =============== =============== =============== ===============


  Ratio of Earnings to Fixed Charges        2.6           (5.6)             6.5             8.3            18.9            25.3
                                     ----------- --------------- --------------- --------------- --------------- ---------------

  Ratio of Earnings to Combined
    Fixed Charges and Preference
    Dividends                               2.5           (5.6)             6.5             8.3            18.9            25.3
                                     ----------- --------------- --------------- --------------- --------------- ---------------

Deficiency                                  N/A        (832,367)            N/A             N/A             N/A             N/A
                                     ----------- --------------- --------------- --------------- --------------- ---------------


(1)  30% represents a reasonable approximation of the interest factor

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $832.4 million.